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                                                                   Exhibit 10.1a

                           PLAYBOY ENTERPRISES, INC.

                                CHRISTIE HEFNER
                                 CHAIRMAN AND
                            CHIEF EXECUTIVE OFFICER

January 25, 1999



Mr. Alex Mironovich
529 Tremont Avenue
Westfield, NJ 07090


Dear Alex:

It is with great pleasure that I offer you the position of President -- Publishing Group for Playboy Enterprises, Inc. We look forward to your employment beginning February 1, 1999. We understand this date is tentative and you will confirm later this week.

You will be reporting directly to me. You will be based at the Playboy offices in New York, although you will be expected to do such traveling as may be necessary and appropriate for the performance of your duties.

You will be paid a base salary of $400,000 per year, to be paid on a biweekly basis on our normal payroll dates. In addition, you are entitled to participate in a Board approved incentive plan with a maximum annual potential of 70% of your base salary based upon Company financial performance (prorated in fiscal 1999 based on start date). The plan would be structured around 70% Publishing Group financial performance and 30% Corporate financial performance with 20% paid out in stock. You will be guaranteed a payout of no less than $120,000 for FY99.

You will also participate in the Company's executive stock plan which includes annual stock option grants. You are part of Executive Class I, with the other operating heads, and will therefore receive a 1999 grant of 15,000 options of Playboy's Class B stock which will vest in equal installments over 2 years. Also, you will participate in the existing restricted stock plan which will provide you with 2,500 and 12,500 shares of Class B stock upon the Company's achieving $15 million and $20 million in Corporate operating income, respectively. You will also receive a grant of 10,000 stock options of Class B stock which will vest in equal installments over four years. A copy of the stock plan document will be sent to you.

        680 NORTH LAKE SHORE DRIVE/CHICAGO, ILLINOIS 60611/312 751-8000
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January 25, 1999
Alex Mironovich
Page Two.


You will be entitled to those Company's health benefits plans (effective on the first day of your employment) available to other Executive Class I employees as well as participation in the Company's executive vacation policy of four weeks (prorated for 1999 based on start date), matching 401k plan, deferred compensation plan, employee stock purchase plan and profit-sharing plan. Details of all of these plans/benefits will be provided to you shortly.

You will be a member of the Executive Committee of the Company.

If you should be terminated at any time not for cause (as defined below), you will be entitled to receive 12 months guaranteed severance. "For cause" is defined as conviction of a crime involving dishonesty, fraud or breach of trust, or engaging in conduct materially injurious to Playboy.

If the above is acceptable, please sign, date and return the enclosed copy of this letter.

Once again, welcome to the Playboy family. We look forward to working with you.

                                     Sincerely,

                                     /s/ Christie Hefner

                                     Christie Hefner

ACCEPTED:


 /s/ Alex Mironovich
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Alex Mironovich

       1/26/99
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Date